EXHIBIT 12.1
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                                  PARENT GROUP

                        COMPUTATION OF RATIO OF INCOME TO
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                                   (unaudited)

                           (In millions except ratio)

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                                                                         Nine Months
                                                                            Ended
                                                                      September 27, 1997
Fixed charges:
  Interest expense                                                       $ 101
  Distributions on preferred securities of subsidiary trust,
     net of income taxes                                                    19
  Estimated interest portion of rents                                       13

    Total fixed charges                                                  $ 133



Income:
  Income from continuing operations before income taxes and
    distributions on preferred securities of subsidiary trust            $ 693
  Eliminate equity in undistributed pretax income of Finance
    Group                                                                (161)
  Fixed charges                                                            133

    Adjusted income                                                      $ 665



Ratio of income to fixed charges                                          5.00


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